EXHIBIT 99.1
Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971

Media Contact: Carla Chaney
Graphic Packaging Holding Company
770-240-7222

Graphic Packaging Holding Company CFO Daniel Blount to Retire
Stephen Scherger To Be Named CFO Effective January 1, 2015

ATLANTA, Oct. 1, 2014 – Graphic Packaging Holding Company today announced that Chief Financial Officer Daniel Blount has elected to retire on March 1, 2015, after 16 years of dedicated service with the Company.

“Dan has been a valuable and strategic member of the leadership team.  The Company has significantly benefited from his leadership related to capital markets, cash management, acquisitions and divestitures,” said David Scheible, Chairman, President and Chief Executive Officer.  “He has been a great partner through the years and his experience and expertise will be missed. We wish him all the best as he moves into retirement.”

Stephen Scherger, previously Senior Vice President - Consumer Packaging Division, has been named Senior Vice President – Finance, effective October 1, 2014, as part of the Company’s succession plan. Scherger will be appointed Chief Financial Officer effective January 1, 2015. Blount will remain as Special Advisor until March 1, 2015.

Scherger has over two decades of global packaging experience including numerous general management, financial and strategy roles. “Steve’s business and financial leadership, including responsibility for the Company’s largest operating business unit since April 2012, have uniquely positioned him to be our Chief Financial Officer,” added Scheible. “His combination of skills will strongly complement our growth agenda, and we welcome him in to this critical role.”

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to those regarding Mr. Blount’s retirement and Mr. Scherger’s assumption of the position of Chief Financial Officer in 2015 are based on currently available information. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard, and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

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